Exhibit 10.2

TWP

Thrifty White Pharmacy

Affiliated Pharmacy Program

AFFILIATED PHARMACY

PHARMACEUTICAL SUPPLY PROGRAM

This Pharmaceutical Program Supply Agreement (this “Agreement”) is effective as of July 1st, 2020 between Thrifty Drug Stores, Inc., a Minnesota corporation (the “Company”), and Tabua Rasa Healthcare Group, Inc., an affiliated pharmacy (“Retailer”). Company and Retailer may be referred to individually as a “Party” or collectively, the “Parties.”

RECITALS:

A.The Company and Retailer are parties to an Affiliated Pharmacy Agreement (the “AP Agreement”) dated June 30, 2020.

B.Pursuant to the AP Agreement, Retailer is given the opportunity to participate in various programs provided or arranged by the Company, including this Pharmaceutical Supply Program.

C.Pursuant to the terms and conditions of this Agreement, the Company agrees to provide Retailer certain pharmaceutical and other products provided Retailer commits to purchase certain of its pharmaceutical requirements from the Company through the End Date (as defined below).

D.The Company has contracted with a prime wholesaler (“Prime Supplier”) to provide pharmaceuticals/prescription product needs/over the counter products as well as certain third party fulfillment and logistics services. Retailer will place orders directly with Prime Supplier, which will fill orders as contractually required. Payment by Retailer will be due directly from Retailer to the Company.

AGREEMENT:

1.	Purchase Requirement. In consideration for the pricing and other incentives under this Agreement, Retailer agrees to purchase from the Company throughout the term of this Agreement not less than ninety-eight percent (98%) of Retailer’s total prescription product requirements from the Company, including through the Prime Supplier, authorized non-

primary suppliers and the Warehouse Supply Feature described in Section 12 below. Retailer will maintain a minimum Generics Compliance Ratio (“GCR”) throughout the term of the agreement of [*] percent ([*]%). Generics Compliance Ratio shall mean the ratio, expressed as a percentage of total net volume of generic prescription products from Prime Supplier divided by the total net purchase of prescription products. “Net purchase” shall mean purchases of the applicable products by Retailer expressed in dollars and net of all returns, rebates, allowances, and all credits and adjustments issued during the applicable period. The GCR will be calculated according to the intervals and timeframe listed in Section 4. This calculation shall exclude any [*], [*], and [*], as priced in Exhibit 1 and listed in Exhibit 3.
2.	Term. This Agreement shall commence on the above stated effective date of this Agreement and shall continue in effect for the term of the contract with the Prime Supplier (anticipated to expire on approximately September 30, 2023) (the “End Date”), unless terminated earlier pursuant to terms set forth in the AP Agreement. Notwithstanding anything to the contrary, Retailer may not terminate this Agreement prior to its End Date. If, as of the expiration date of this Agreement, the AP Agreement has been renewed or a new AP Agreement has been executed between Retailer and the Company, and the agreement between the Company and Prime Supplier and/or another primary wholesaler has been renewed, this Agreement shall renew for the same time period as such wholesaler agreement. This Agreement shall automatically terminate upon termination of the AP Agreement. The confidentiality obligations of Retailer regarding Sections 4, 13, 14, 19 and Exhibits 1 and 2 of this Agreement shall survive the termination of this Agreement.
3.	Supply Requirement. The Company has or will contract with a Prime Supplier for purposes of fulfilling Retailer’s orders under this Agreement. Notwithstanding any other provision in this Agreement, neither the Company nor Prime Supplier provides any assurances that goods ordered will be in stock and each reserves their absolute right to determine what goods are carried.
4.	Pricing.
4.1Branded Pharmaceuticals. Except as otherwise set forth in this Agreement, Retailer will pay a purchase price for all branded pharmaceutical products purchased under this Agreement in an amount equal to Prime Supplier’s Cost for such branded pharmaceuticals minus a certain discount percentage, plus all applicable taxes or other governmental assessments payable on such purchases as shown in Exhibit 1. The term “Prime Supplier’s Cost” means the manufacturer’s invoice price of the branded pharmaceuticals at the date of Prime Supplier’s invoice to the Company without reduction for cash discounts. Retailer’s initial discount percentage is [*]% at the time of invoice, plus applicable Cost of Goods markup as listed in the price matrix in Exhibit 1. Failure to maintain [*]% GCR will result in adjusted Cost of Goods based on the modifier listed in Exhibit 2.. Prices going forward may be adjusted by the Company, in its sole discretion, based on changes in the pricing that the Company receives from Prime Supplier. The pricing described in this Section 4.1 does not apply to branded products that are core specialty products priced on Exhibit 1 and listed in Exhibit 3. The table below sets forth the review periods for the calculation of the Cost of Goods pricing, as set forth in Exhibit 1 and Exhibit 2, and the effective date of the new pricing.

Review Pd.	Affiliate Calculation Period	New Pricing Effective
Review 1	July 2020-October 2020	November 1st, 2020
Review 2	July 2020-April 2021	May 1st, 2021
Review 3	November 2020-October 2021	November 1st, 2021
Review 4	May 2021-April 2022	May 1st, 2022
Review 5	November 2021-October 2022	November 1st, 2022
Review 6	May 2022-April 2023	May 1st, 2023
4.2Long Term Care Pharmacies. Long Term Care Pharmacy (often referred to as Closed Door) will pay a purchase price for all branded pharmaceuticals products purchased under this Agreement in an amount equal to Member GPO Contract Products for such brand pharmaceuticals minus a discount, as shown in Exhibit 1, plus all applicable taxes or other governmental assessments payable on such purchases. The GCR requirements, as explained above, shall apply to Long Term Care Pharmacies as referenced in this Section 4.2.
4.3Generic Pharmaceuticals. Retailer will pay a purchase price for all generic pharmaceuticals purchased under this Agreement at the price applicable under Prime Supplier’s generic pharmaceuticals program. The availability and terms of Prime Supplier’s generic pharmaceuticals program to Retailer may change from time to time based on certain volume thresholds. Subject to certain generic purchasing volumes being met by the Company (including the volume of its participating affiliated retailers), the Company shall pay Retailer a rebate equal to [*] percent ([*]%) of the price for Prime Supplier Contract SynerGx Primary pharmaceuticals purchased and paid for by Retailer under such program. If the volume thresholds are not met, no rebate shall apply. In addition, no rebate shall be payable if this Agreement has been terminated by the Company prior the end of the rebate period or if the Prime Supplier Agreement has been terminated prior to the end of the rebate period. The rebate, as applicable, shall be paid thirty (30) days after the end of each calendar month. The Company may apply the rebate to any amounts owed by Retailer to the Company. Prime Supplier has agreed that it will provide price protection for any generic product Prime Supplier substitutes with a higher priced generic pharmaceutical product (excluding manual overrides by the Company or by Retailer) as a result of Prime Supplier’s fault in availability.
4.3.1Item Substitution. Should Prime Supplier need to substitute an item with a generic equivalent product because an item is out of stock, Prime Supplier will promptly notify Retailer and provide each month a rebate to Retailer in an amount equal to the difference between the applicable invoice price for the filled generic equivalent product (if higher) and the Net Primary SynerGx Price of the applicable item (“Item Substitution Rebate”). Prime Supplier will provide reports on a monthly basis to Retailer documenting any override occurrences and deductions. Item Substitution Rebate will be calculated, and the rebate paid by Prime Supplier no later than thirty (30) days following the end of such month. No prior period adjustments will be made for Item Substitution Rebates. All purchases made under item substitution shall count toward purchases of the applicable item for the purposes of SynerGx Program compliance metrics and applicable item rebates at the Net Primary SynerGx Price.
4.4Specially Priced Merchandise. Notwithstanding the foregoing, the purchase price for certain items (“Specially Priced Merchandise”) will be separately established from time to time and no rebate applies to such items unless separately and explicitly provided. Specially Priced Merchandise shall include products other than those that are SynerGx Products or subject to Cost of Goods pricing, and may include but is not limited to:

[*]

4.5Core Specialty and Specialty Priced Pharmaceuticals. Notwithstanding anything to the contrary, the purchase price for certain high cost and specialty pharmaceuticals (“Specialty Pharmaceuticals”) are shown in Exhibit 1. A list of all Core Specialty Products is shown in Exhibit 3.
4.5.1The Parties agree that Company shall provide to Prime Supplier a Company-specific Asembia contract formulary, containing applicable Asembia Brand Prescription Contract Products, for Prime Supplier to load in the primary GPO position. Company shall be responsible for ensuring the accuracy of such contract formulary. Within thirty (30) days following the end of each quarter, the Parties will review the Asembia Brand Prescription Contract Products ordered and purchased by Company during the immediately preceding month. Notwithstanding anything in this Agreement to the contrary, if the Parties determine that the Asembia contract formulary contained merchandise other than an Asembia Brand Prescription Contract Product and such non-Asembia Brand Prescription Contract Product was purchased, then (i) the purchase price for such item is or should have been the Contract Product pricing set forth in Exhibit 1 and (ii) Company shall be assessed an upcharge by Prime Supplier within thirty (30) days after the end of such quarter in an amount equal to the difference between the Contract Product price and the applicable Invoice Price for all such identified non -Asembia Brand Prescription Contract Products.
5.	Ordering. Prime Supplier has been retained by the Company for purposes of fulfillment (including order processing) and logistics under this Agreement.
5.1In General. Retailer’s orders must be electronically transmitted (excluding emergency orders) via Company’s ProcuRx Central Ordering Platform (currently supported by SureCost). The current list of certified vendors for the ProcuRx Central Ordering Platform includes Thrifty White Warehouse #899, McKesson, Anda, and ParMed. Retailer must supply, at its own expense, all hardware required to access Prime Supplier’s order system, all required Internet access and any required interfaces or other network enhancements. Retailer agrees not to use Prime Supplier’s system, or any other electronic order entry system provided by Prime Supplier under this Agreement, for any purpose unrelated to this Agreement. In the event that the electronic order entry is temporarily interrupted for reasons beyond the control of Retailer or Prime Supplier, Retailer may place orders manually and both parties will use reasonable efforts to rectify the problem.
5.2Schedule II Drugs. Orders for Schedule II controlled substances shall be submitted to Prime Supplier either electronically using the Controlled Substance Ordering System (“CSOS”) or by mail using DEA Form 222, which should be mailed to the applicable Prime Supplier distribution center.
6.	Delivery. Prime Supplier has contracted with the Company for purposes of fulfillment and logistics (including delivery) under this Agreement.
6.1In General. Prime Supplier has agreed to deliver all goods F.O.B. destination in accordance with Prime Supplier’s general delivery schedules as may be established from time to time by the applicable Prime Supplier servicing division (exclusive of holidays). Prime Supplier shall use good faith efforts to provide one (1) delivery per day, which includes goods ordered the prior day before 7:00 p.m., five (5) days per week (Monday through Friday, exclusive of holidays) for pharmaceuticals.
6.2OTC Products. OTC Products will be delivered to Retailer and to Retailer LTC pharmacies five (5) times per week, on mutually agreed upon times. All delivery times are approximate and subject to periodic review and mutual adjustment. An additional charge will be assessed by the Company for additional scheduled deliveries and emergency deliveries on weekends or holidays.
6.3Deliveries from Alternative Distribution Centers. Retailer (provided Retailer is not located in Hawaii or Alaska) may order merchandise stocked in a Prime Supplier distribution center, other than the distribution center identified by Prime Supplier as Retailer’s primary distribution center, that is not available at such primary distribution center at the time of the order (whether as a result of being temporarily out of stock or otherwise), subject to the shipping and handling fees set forth in the alternate distribution center delivery charges set forth below.
6.3.1“RED” means Remote Emergency Delivery of Rx Merchandise from a non-primary Prime Supplier distribution center to a Retailer. Prime Supplier will provide each Retailer [*] RED per quarter, at no additional cost. Any additional REDs will be subject to alternate distribution center delivery charges as forth below.
6.3.2If the alternative distribution center delivery includes both pharmaceutical and non-pharmaceutical merchandise, then the applicable non-pharmaceutical alternative distribution center delivery fee will apply. If the prescription drug is not available within the Prime Supplier network, it will be drop-shipped from the vendor if stock is available, at Retailer’s expense.

Each Alternate Distribution Center Delivery Via:	Shipping and Handling Fee (Pharmaceuticals):	Shipping and Handling Fee (Non-Pharmaceuticals):
Ground	$[*]	$[*]
Two Day	$[*]	$[*]
Overnight, Standard	$[*]	[*]
Overnight, Priority	$[*]	[*]
Same Day	[*]	[*]

*Certain hazardous items must be shipped via ground courier, and controlled substances must be filled by the primary distribution center with the appropriate DEA forms/requirements.

6.4The above shipping and handling charges will not apply to deliveries of merchandise that Prime Supplier does not stock on a consistent basis in Retailer’s primary distribution center (unless Prime Supplier does not stock such merchandise because such merchandise does not meet a level of purchasing activity acceptable to Prime Supplier).
7.	Returned Goods/Shortages/Damaaes Policy. Prime Supplier has been retained by the Company for purposes of fulfillment (including return processing) and logistics under this Agreement. Prime Supplier’s Returned Goods Policy (which is subject to change by Prime Supplier) shall apply to all merchandise purchased under this Agreement. The Returned Goods Policy is contained in Exhibit 4. Retailer also agrees to fully participate in Prime Supplier’s Buy-Back Program or Administration Program for processing of Retailer’s eligible unsaleable pharmaceutical products, unless Retailer’s return processor is a company other than Inmar. The Company will provide Retailer with the details of such programs.
8.	Chance in Third Party Logistics Provider. The Company reserves the right to terminate this Agreement if the Company’s relationship with Prime Supplier is terminated for any reason or if the Company’s performance of this Agreement becomes illegal or economically impractical based on legal requirements.
9.	Generic Program Volume Based Rebate. The rebate payable on generic pharmaceutical purchases may constitute a “discount or other reduction in price,” as such terms are defined under the Medicare/Medicaid Anti-Kickback Statute. The Company and Retailer agree to comply with any and all requirements imposed on sellers and buyers, respectively, under 42 U.S.C. § 1320a-7b(b)(3)(A) and the “safe harbor” regulations regarding discounts or other reductions in price set forth in 42 C.F.R. § 1001.952(h). In this regard, Retailer may have an obligation to accurately report, under any state or federal program which provides cost or charge based reimbursement for the products or services covered by this Agreement, or as otherwise requested or required by any governmental agency, the net cost actually paid by Retailer.
10.	Other Goods. Certain OTC/HBA goods, as well as other goods and services may also be made available by the Company to Retailer and delivered once per week under this Agreement. Prices for such goods and services will be established from time to time by the

Company; however, OTC/HBA purchases sourced through Prime Supplier will generally be priced at [*] plus [*] percent ([*]%) %.
11.	Services and Supplies. Upon request, Prime Supplier has agreed to provide Retailer with a hand-held ordering device at no charge. Prime Supplier has also agreed to provide, at no charge, shelf labels and price stickers to Retailer for goods the Company acquires from Prime Supplier for resale to Retailer. The support fee for monthly planograms (“POGs”) and retail price management is $[*], but is subjected to change based on Company’s discretion. POGs will be provided monthly according to Company’s POG schedule.
12.	Warehouse Supply Feature. Retailer shall also have the right to purchase generic prescription pharmaceuticals and other pharmaceutical-related products and supplies offered for sale from time to time on the IRP.thriftywhite.com website (the “Website”) or through Company’s ProcuRx online ordering tool, at the prices and on the terms set forth on the Website (“Warehouse Supply Feature”). The Warehouse Supply Feature is separate from the sales that are supplied through Company’s fulfillment arrangement with Prime Supplier. The terms and conditions of the AP Agreement (including payment terms) apply to purchases under the Warehouse Supply Feature. Retailer agrees to all of the terms and conditions stated on Website, as may be amended from time to time. Retailer acknowledges that it is Retailer’s responsibility to make itself aware of changes to such terms and conditions, which shall be binding with respect to transactions initiated on the Website when posted. Retailer acknowledges that no returns will be accepted on any purchases made through the Warehouse Supply Feature.
13.	Own Use. Retailer represents and warrants that all purchases of pharmaceuticals by Retailer under this Agreement, whether through Prime Supplier or through the Warehouse Supply Feature, will be for Retailer’s “own use” (as that term is defined in judicial or legislative interpretation) within licensed pharmacies owned by Retailer that are identified in the AP Agreement and not for resale to anyone other than the final consumer in the form of completed prescriptions, except for de minimis sales to other providers that directly sell the products to consumers as permitted by applicable state or federal law. In no event, however, shall Retailer sell any products purchased under this Agreement to any entity that resells such products to a non-consumer. Notwithstanding anything to the contrary, this Agreement may be immediately terminated in the event that the Company reasonably determines that Retailer is in breach of this section. Should Retailer in anyway dispense, provide, transfer or sell any pharmaceuticals purchased by Retailer under this Agreement in contravention of this Section, Retailer agrees that it shall be liable for (and shall indemnify and hold the Company harmless from) any and all damages and penalties incurred by Company.
14.	Licensure. Retailer represents and warrants to the Company that Retailer has complied with, currently complies with, and will continue at all times during the term of this Agreement to comply with, all applicable licensure requirements and all federal, state and local governmental laws. Prior to purchasing pharmaceutical goods from the Company, and at all times during the term of this Agreement, Retailer will provide the Company with copies of all such licenses and any renewals, revocations, changes or notices related thereto.

15.	Security Interest. The Company retains the right to: (a) adjust Retailer’s payment terms; (b) place Retailer on C.O.D. status, and/or (c) refuse orders from Retailer if the Company has not received payment when due for products or services supplied by (or through) the Company to Retailer or based upon reasonable credit considerations. The Company retains, and Retailer hereby grants, the Company, a security interest in all of Retailer’s assets, including but not limited to any pharmacy inventory (brand name drugs, generic pharmaceutical goods, over-the-counter drugs and specialty drugs), purchased or hereafter acquired by Retailer, to secure any and all payment obligations now or hereafter owed by Retailer to the Company. Retailer authorizes the Company to file and maintain UCC financing statements evidencing such security interest.
16.	Compliance with Laws.
16.1Company and Retailer shall fully comply with all applicable laws relating to their obligations under this Agreement or otherwise applicable to the purchase, handling, sale, distribution or dispensing of and the reimbursement for the merchandise, and represent and warrant that (i) prescription products are being purchased for dispensing or administration to patients pursuant to a legitimate prescription; and (ii) any subsequent resale by Retailer will be in compliance with all applicable laws and to a licensed healthcare provider for its dispensing or administration to patients pursuant to a legitimate prescription. Except for liability due to Company’s negligence or intentional misconduct, the Company and Retailer shall defend, indemnify and hold Prime Supplier harmless from any and all liability arising out of or due to non-adherence with such legal or regulatory requirements or representation and warranty.
16.2Company and Retailer agree that each will comply with applicable United States reporting laws applicable to pharmaceuticals including, without limitation, provisions of the Social Security Act, as amended, Sections 1128A and 1128B, 42 U.S.C. section 1320a-7, 7(a) and 7(b), including penalties involving Medicare or state health care programs, and §1320a-7b together with the regulations promulgated thereunder (including without limitation 42 C.F.R. §1001.952(h)) and comparable state laws or regulations, pertaining to illegal remuneration (including any kickback, bribe, or rebate) by, among other things, properly disclosing (including, without limitation, disclosing, to the extent required by law, any remuneration received under this Agreement that may be necessary for a Party to comply with any cost reporting obligations that such entities may have under applicable federal, state and local law) and appropriately reflecting all discounts, rebates and/or other remuneration described herein in the costs claimed or the charges made under federal health care programs (including, without limitation, the Medicaid and Medicare programs) and applicable state or private programs.
16.3Controlled Substances and Other Regulations. In the event that performance of the terms of this Agreement would cause Prime Supplier to be noncompliant with, or in jeopardy of being noncompliant with, any federal, state or local law, rule, regulation or ordinance or any governmental requirement, guideline or pronouncement involving either controlled substances or any other regulated products or activities, including but not limited to the DEA’ s regulatory requirements for verifying its customers and reporting suspicious or excessive orders, Prime Supplier may, within its sole and absolute discretion, do any of the following: (a) limit or deny any order for controlled substances or other regulated products as warranted by any established diversion monitoring program of Prime Supplier; and (b) immediately terminate this Agreement, in whole or in part, without liability if: (i) continued performance of any part of this Agreement would violate any federal, state or local law, rule or regulation, or put Prime Supplier in jeopardy of violating any federal, state or local law, rule or regulation regarding either controlled substances or any other regulated products or activities; or (ii) Prime Supplier receives a complaint, notice, warning letter or other communication from a governmental agency alleging noncompliance with any laws, rules or regulations in relation to Prime Supplier’s distribution of the merchandise (including, without limitation, controlled substances) under this Agreement or to customers’ or the warehouse’s actions or omissions with respect to either controlled substances or any other regulated products or activities.
16.4Monitoring and Reporting. Retailer and Company agree to cooperate in good faith with respect to implementation and continuation of a suspicious order monitoring program for controlled substances. Retailer shall have ordering policies, controls and monitoring in place for all ordering of controlled substances and other prescription drugs that are at high risk for diversion. Company will monitor and report, as necessary, orders deemed suspicious, as well as withhold shipments that Company, in its sole discretion, deems to be suspicious (“SOM Program”). Upon Company’s request, Retailer shall promptly provide reports that show the quantities of controlled substances in Schedules 11 to IV, as determined by federal and state controlled substance laws, purchased or dispensed over a defined period of time, or other requests for information and data related to orders that have been escalated as part of Company’s suspicious order monitoring process. Retailer agrees to indemnify and hold harmless Company from and against all liability arising from or related to Company’s SOM Program monitoring and reporting activities as well as canceling controlled substance orders.
17.	Drue Supply Chain Security Act. Effective July 1, 2015, Section 582 (d) (1)(A) of the Drug Supply Chain Security Act (“DSCSA”) requires pharmacies (“Dispensers”) to capture and transmit the transaction history, transaction information and transaction statement (collectively “Transaction Data”) for pharmaceutical products received from an authorized wholesaler(s). Company shall abide by all requirements under DSCSA and shall maintain all required Transaction Data for six (6) years beginning on the date of a transaction. Notwithstanding the foregoing, Retailer agrees that it is also responsible to maintain for six (6) years the transactional data required by the DSCSA for all product it receives.
18.	External Event.
18.1External Event: Request. For purposes of this Section, “External Event” shall mean an event or series of events external to and beyond the control of the Company that has or is likely to have a significant adverse impact on the Company’s business or operations. By way of illustration and not of limitation, an External Event may include a material market fluctuation, governmental law, the actual or proposed enactment or promulgation of a regulation or administrative action, or a fundamental change in manufacturers’ pricing or distribution policies. In response to an External Event, the Company may, at its option, request in writing (a “Request”) that the pricing and/or other terms of this Agreement be renegotiated so as to equitably reflect the effect of the External Event. The Request shall identify the External Event and set forth the general nature and scope of the adjustment requested. As soon as practicable after Retailer’s receipt of such request, the Parties shall meet and begin good faith negotiations. If, at the end of sixty (60) days following Retailer’s receipt of a Request, the Parties have been unable to agree on satisfactory pricing or other terms, the Company shall have the right to terminate this Agreement upon five (5) days’ prior written notice.
18.2Mediation. In the event that Retailer considers the reason(s) for termination to be inadequate under this provision or refuses to renegotiate this Agreement, or the Parties are unable to reach an amicable renegotiation of the Agreement, each Party agrees that prior to filing any lawsuit or other legal action against the other Party regarding such issue or dispute arising out of or otherwise relating to this External Event provision, the Parties shall participate in an expedited, non-binding mediation conducted in accordance with the Commercial Mediation Rules of the American Arbitration Association (“AAA”). A Party shall initiate such mediation by submitting a Request for Mediation (“Mediation Request”) to the AAA and the other Party by hand delivery and/or facsimile. Within ten (10) days thereafter, the Parties shall agree upon a single mediator to conduct the mediation or, if they are unable to agree, request the AAA to make the appointment. The mediation shall be conducted in Minneapolis, Minnesota and, absent a written waiver executed by both Parties, shall be completed within thirty-five (35) days after either Party first submits a Mediation Request. All mediation fees payable to the AAA shall be shared equally between the Parties.
19.	Confidentiality. Retailer agrees to hold the terms of this Agreement in strict confidence and hereby reaffirms its obligation to hold the terms of the AP Agreement and all Programs entered into under the AP Agreement in strict confidence and not disclose the terms of such agreements (including the terms, conditions and pricing applicable to the purchase of goods hereunder) to any person or entity without the express written consent of the Company.
20.	Injunctive Relief/Indemnification. Retailer acknowledges that its breach of any obligation applicable to Retailer under Sections 4, 13, 14, 19 and Exhibits 1 and 2 of this Agreement will constitute immediate and irreparable damage to the Company that cannot be fully and adequately compensated in money damages and which will warrant preliminary and other injunctive relief, an order for specific performance or other equitable relief (without any requirement that a bond be posted by Company). Further, Retailer understands that other action may be taken and remedies enforced against it. Retailer agrees to indemnify and hold Company harmless from all costs (including reasonable attorneys’ fees), damages, and liabilities Company incurs as a result of Retailer’s breach of any provision of this Agreement.
21.	General Provisions.
21.1Notice. Any notice or other communication required or desired to be given to a Party under this Agreement shall be in writing and shall be deemed given when: (a) received by the recipient, after being sent via certified mail, return receipt requested, and addressed to that Party at the address for such Party set forth at the end of this Agreement;

or (b) received by the recipient after being sent via Federal Express, Airborne, or similar overnight delivery service for delivery to that Party at that address. A Party may change its address for notices under this Agreement by giving the other Parties notice of such change in accordance with the terms of this Agreement.
21.2Relationship. The Parties intend the relationship created by this Agreement to be that of buyer and seller (not distributor or/dealer or franchise/franchisee). Each is an independent contractor, and neither is the agent of the other. This Agreement does not authorize Retailer to use, and Retailer agrees not to use, any trademarks, trade names, logos, or any other intellectual property owned by the Company and used by its Company-owned stores, except as is expressly permitted by a separate license agreement between the Parties. Retailer acknowledges that the Company may receive discounts, rebates or other consideration in connection with the Company arranging the Programs and that the Company is entitled to retain the same with no obligation of disclosure or accounting to Retailer. The Company is not a fiduciary for Retailer in any respect.
21.3Warranty Disclaimer. The Company disclaims, and Retailer waives, any claims and damages arising from the failures, errors or delays of the Company’s third-party agents in connection with the provision of goods and services provided on the Company’s behalf under this Agreement or any of the Programs. The Company hereby assigns to Retailer its rights against the Company’s third-party agents relating to their failures or errors in connection with the provision of filling and delivering goods ordered as well as in connection with the provision of goods and services performed by them on the Company’s behalf. Retailer acknowledges that failures of timely deliveries and performance by the Company or third-party vendors may occur and do not give rise to a damage claim by Retailer. THE COMPANY MAKES NO EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY, WITH RESPECT TO THE GOODS SOLD AND SERVICES PROVIDED UNDER THIS AGREEMENT, INCLUDING, BUT NOT LIMITED TO, IMPLIED CONDITIONS OF FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT, OR MERCHANTABILITY. NO AGENT, EMPLOYEE OR REPRESENTATIVE OF THE COMPANY HAS ANY AUTHORITY TO BIND THE COMPANY TO ANY AFFIRMATION, REPRESENTATION OR WARRANTY EXCEPT AN AUTHORIZED OFFICER OF THE COMPANY PURSUANT TO A SIGNED WRITTEN AGREEMENT.
21.4LIMITATION OF LIABILITY. THE COMPANY SHALL HAVE NO LIABILITY TO RETAILER OR ANY OTHER PERSON FOR, AND RETAILER HEREBY EXPRESSLY WAIVES, ALL REMEDIES AND DAMAGES RELATING TO INDIRECT, INCIDENTAL, CONSEQUENTIAL, OR SPECIAL DAMAGES OF ANY DESCRIPTION. THE PARTIES EXPRESSLY AGREE THAT SUCH LIMITATION IS AN AGREED UPON ALLOCATION OF RISK. UNDER NO CIRCUMSTANCES SHALL THE COMPANY’S LIABILITY FOR ANY CAUSE EXCEED [*].
21.5Force Majeure. Each Party’s obligations under this Agreement will be excused if and to the extent that any delay or failure to perform such obligations is due to causes beyond its reasonable control, including, without limitation, acts of war or terrorism, fire or other casualty, product or material shortages, strikes or labor disputes, transportation delays, manufacturer out-of-stock or delivery disruptions, acts of God, or any law or regulation issued by any government or governmental or quasi-governmental agency or any judgment or judicial, executive or administrative order or decree, whether or not ultimately held to be valid. The Party experiencing such a force majeure event shall promptly notify the other Party of such event and use its reasonable commercial efforts to promptly cure the same.
21.6Assignment. Retailer shall assign its obligations, including but not limited to the fulfillment of the term in its entirety, under this Agreement, including any Programs subscribed to by Retailer, to any purchaser or successor to the Store, subject to Company’s prior written consent. All of the provisions of this Agreement shall be binding upon and inure to the benefit of the respective legal representatives, heirs, successors and assigns of the parties hereto.
21.7Choice of Law. This Agreement, and the respective rights of the parties under this Agreement, shall be governed and construed by the laws of the State of Minnesota, without application of any choice of law considerations. Any claim, cause of action, suit or demand allegedly arising out of or related to this Agreement, or the relationship of the Parties, shall be brought exclusively in the state or federal courts located in Minneapolis, Minnesota, and the Parties irrevocably consent to the jurisdiction and venue of such courts. Each Party hereto agrees that valid service of process may be effected on it by certified mail at the addresses stated on the signature page of this Agreement.
21.8Survival. The rights and obligations of the Parties intended to be observed and performed by the Parties after the consummation of this Agreement shall survive the same and continue thereafter in full force and effect.
21.9Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. Copies of this Agreement with signatures transmitted electronically (e.g., by facsimile or pdf) shall be deemed to be original signed versions of this Agreement.
21.10Construction. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement.
21.11Entire Agreement: Modification and Waiver. This Agreement, together with any exhibits and the related written agreement(s) in the Affiliated Pharmacy Program, represent the only agreements among the parties concerning the AP Program and pharmaceutical supplies, and supersede all prior agreements, whether written or oral, relating thereto. No purported amendment, modification or waiver of any provision hereof shall be binding unless set forth in a written document signed by both Parties (in the case of amendments or modifications) or by the Party to be charged thereby (in the case of waivers). Any waiver shall be limited to the provision hereof and the circumstance or event specifically made subject thereto and shall not be deemed a waiver of any other term hereof or of the same circumstance or event upon any recurrence thereof This Agreement shall not be construed against either Party since each Party has had the opportunity to negotiate its provisions and contribute to its drafting.

Each of the Parties has caused this Pharmaceutical Program Supply Agreement to be executed in the manner appropriate to each intending to be legally bound.

RETAILER	THRIFTY DRUG STORES, INC.
By /s/ Calvin H. Knowlton, PhD	By /s/ Scot Rewerts
Title CEO	Title Director Affiliated Pharmacy Program
Date 6/30/2020	Date 07/01/2020
Address: 228 Strawbridge Drive Moorestown, NJ	Address: 6055 Nathan Lane North # 200 Plymouth, MN 55442

EXHIBIT 1
COST OF GOODS PRICING

Merchandise included within the categories listed in the chart below will be priced and invoiced at the applicable invoice price as set forth below and will be subject to the corresponding Cost of Goods markup:

ǂ	Prime Supplier shall only recognize and extend [*] pricing to [*] for a single [*].
Merchandise Category	Invoice Price	Cost of Goods Markup
[*]	[*]	[*]
[*]	[*]	[*]
[*]	[*]	[*]
[*]	[*]	[*]
[*]	[*]	[*]
[*]	[*]	[*]
[*]	[*]	[*]
[*]	[*]	[*]
[*]	[*]	[*]
[*]	[*]	[*]

EXHIBIT 2

Table 1

Cost of Goods Markup Matrix
Tier	Annual Purchases of Generic Prescription Products (Including Generic Prescription Products that are Contract Products)			Semi-Annual Applicable Cost of Goods Markup Percentage (Non-cumulative)	COGs Modifier	Semi-Annual Applicable Cost of Goods Markup Percentage +COGs Modifier
1	$[*]	-	$[*]	[*]%	[*]	[*]%
2	$[*]	-	$[*]	[*]%	[*]%	[*]%
3	$[*]	-	$[*]	[*]%	[*]%	[*]%
4	$[*]	-	$[*]	[*]%	[*]%	[*]%
5	$[*]	-	$[*]	[*]%	[*]%	[*]%
6	$[*]	-	$[*]	[*]%	[*]%	[*]%
7	$[*]	-	$[*]	[*]%	[*]%	[*]%
8	$[*]	-	$[*]	[*]%	[*]%	[*]%
9	$[*]	-	$[*]	[*]%	[*]%	[*]%
10	$[*]	-	[*]	[*]%	[*]%	[*]%

Table 2

Cost of Goods Markup Matrix for [*]
Total of all Generic Prescription Products (Including Generic Prescription Products that are Contract Products)	Semi-Annual Applicable Cost of Goods Markup for Brand Prescription Contract Products (Non- cumulative)	COGs Modifier	Semi-Annual Applicable Cost of Goods Markup Percentage + COGs Modifier	Semi-Annual Applicable Cost of Goods Markup for Core Specialty Contract Products and Biosimilar Products (Non-cumulative)	Semi-Annual Applicable Cost of Goods Markup for [*] and [*] (Non-cumulative)
[*]	[*]		[*]	[*]	[*]
[*]	[*]	[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]	[*]	[*]

EXHIBIT 3

LIST OF CORE SPECIALTY PRODUCTS

[*]

EXHIBIT 4

Prime Supplier Returned Goods Policy

Subject to any separate policy and/or terms and conditions for returned goods adopted by [*] (“[*]”) for purposes of complying with any applicable federal or state law, rule or regulation, [*] will process returned goods for items purchased by Thrifty from [*], in accordance with [*]’s Returned Goods Policy (which is subject to change by [*], effective upon thirty (30) days’ prior notice to Thrifty), as follows:

1.	Definitions
A.	“Saleable” Merchandise is defined as Merchandise returned to [*] meeting all of the following criteria:
(a)	a) Merchandise is resaleable by [*] without special handling, refurbishing or other expense;
(b)	b) Merchandise has proper dating determined as follows:
i.	For Merchandise that has been deemed permanently short-dated by [*] or manufacturers/vendors; has dating of current month plus three (3) months remaining until expiration, or
ii.	ii. For all other Merchandise, has dating of current month plus six (6) months remaining until expiration.
(c)	If Prescription Products, Thrifty has attested that each specific unit of returned Prescription Product was purchased from [*] and that the conditions specified by the manufacturer/vendor for storage, protection, handling and shipping have been maintained at all times. For Returned Prescription Products to be Saleable Merchandise, the Customer must include the original invoice number in order to be Saleable, in compliance with the Drug Supply Chain Security Act.
B.	“Unsaleable” Merchandise is defined as Merchandise returned to [*] meeting one or more of the following criteria:
(a)	Does not comply with the criteria set out in Section 1. A. above; or
(b)	Is returned with torn or damaged packaging; or
(c)	Has labels attached (e.g. prescription or price sticker); or
(d)	Is soiled, stained or worn; or
(e)	Its safety or security seals are not intact; or
(f)	Is Recalled Merchandise (defined below); or

(g)	Any Merchandise that [*], in its sole discretion, determines to be Unsaleable upon inspection of the returned item; or
(h)	Customer does not provide an original invoice number for the Prescription Products being returned.
C.	Merchandise returned pursuant to a recall, market withdrawal or any other manufacturer/vendor initiated return shall be referred to as “Recalled” Merchandise.
D.	A good with respect to which Thrifty or a buying group has entered into a vendor contract with a manufacturer shall be referred to as a “Contract Product.”
2.	Return Eligibility.
A.	Saleable and Unsaleable Merchandise must meet the following requirements to be eligible for return:
(a)	Merchandise was purchased from [*];
(b)	Merchandise is returnable by [*] to the manufacturer/vendor according to their policy,
(c)	Merchandise is physically carried or stocked by the distribution center to which it is being returned; and
(d)	Merchandise is in its original manufacturer container (or be an authorized partial pursuant to a Recall, in which case return must include pill counts, NDC expiration date and lot number).
B.	Merchandise not eligible for return include the following:
(a)	Merchandise that is blocked for return (as determined by the manufacturer/vendor or [*]);
(b)	Merchandise sold as “non-returnable” (non-returnable items are identified as short-dated (“SD” or non-returnable “NR” in the item description list);
(c)	Merchandise not deemed refundable to [*] or Merchandise not eligible for return to the manufacturer/vendor;
(d)	Thrifty’s or its buying group’s private label Merchandise that is Unsaleable;
(e)	Overbagged or “robot-ready” Merchandise;
(f)	Repackaged Merchandise that has less than nine (9) months dating or otherwise meets the definition of Unsaleable Merchandise;

(g)	ScanPak Unit Dose and ScanPak Multi Dose Merchandise that has less than nine (9) months dating or otherwise meets the definition of Unsaleable Merchandise;
(h)	Merchandise discontinued by manufacturer/vendor and no longer stocked by [*];
(i)	Merchandise containing hazardous materials;
(j)	Partial bottles, liquids and other containers (except for Recalls);
(k)	Merchandise damaged or defaced by the Thrifty ; and
(l)	Home Healthcare Hub Merchandise unless said Merchandise was received damaged by Thrifty from [*].
C.	Refrigerated Merchandise considered for return must comply with [*]’s cold chain policy requirements and eligibility for return will be at the discretion of the local distribution center.
D.	Schedule II Controlled Substances may be eligible for return at the discretion of the local distribution center.
E.	Notwithstanding the foregoing, at all times [*] reserves the right to designate Merchandise return eligibility.
3.	Return Authorization and Attestation

In order to return eligible Merchandise, Thrifty must obtain a return authorization (“Return Authorization” or “RA”). The amount of credit issued for returned Merchandise may be reduced if the RA is not submitted within the requisite number of days or if Thrifty does not provide an invoice number, as set out in more detail in Section 4 of this Policy. For all returned Merchandise, Thrifty must attest to [*] by signing the attestation language in the RA (written or electronic signature) that the conditions specified by the manufacturer/vendor for storage, protection, handling and shipping have been maintained at all times.

For all returned Prescription Product, Thrifty must further attest to [*] that each specific unit of returned Prescription Product was purchased from [*]. Effective November 27, 2019 returned Prescription Product must also include the original invoice number in order to be Saleable, in Compliance with the Drug Supply Chain Security Act.

4.	Credits Issued

All refunds for returned Merchandise will be made as a credit to Thrifty’s account in an amount equal to the applicable percentage of the item’s price. The item’s price will be determined as set out in Section 5 below. The applicable percentage will be as set out in the following chart. Notwithstanding the foregoing, at all times [*] reserves the right to determine whether Merchandise is Saleable or Unsaleable and the applicable credit percentage. Any handling charges will apply where appropriate. Final credit will be issued based on the condition of the returned goods to [*] and the days from date of invoice that the RA request is submitted.

Saleable Merchandise	Days from date of invoice	Percentage
Standard Thrifty return for non-refrigerated pharmaceutical products	[*]	[*]%
Standard Thrifty return for non- Refrigerated pharmaceutical products	[*]	[*]%
Standard Thrifty return for refrigerated pharmaceutical products	[*]	[*]%
Standard Thrifty returns for Refrigerated Merchandise only	[*]	[*]%

Unsaleable Merchandise	Days from date of invoice	Percentage
Received damaged or short-dated	[*]	[*]%
	[*]	[*]%
Standard Thrifty return*	[*]	Up to [*]% if and to the extent [*] recovers an equal percent from the manufacturer/vendor
Recalled Merchandise*	[*]	Up to [*]% if and to the extent [*] recovers an equal Percent from the manufacturer/vendor
No original invoice number provided	[*]	[*]%

*Notwithstanding anything in this Returned Goods Policy to the contrary, in the event a manufacturer/vendor fails for any reason to pay [*] for the cost of Recalled or Unsaleable Merchandise (excluding Merchandise received by Thrifty damaged or short-dated), or any amounts due to [*] with respect to such Merchandise, Thrifty shall be responsible for any such unpaid monies, and shall fully reimburse [*] including for any credits, deductions or other fon-ns of advance that have already been paid to or received by Thrifty for such Recalled or Unsaleable Merchandise.

5.	Price

Thrifty will be credited an amount equal to the applicable percentage of the returned item’s price. If Thrifty provided an invoice number, the price will be the item’s invoice price. If no invoice number is provided, the item’s price will be the lowest price as determined under the following pricing rules:

A.	for a Contract Product, the price will be the contract price on the date the RA was submitted;
B.	for a non-Contract brand product, the price will be a weighted average price for that item based on Thrifty’s past twelve (12) month purchase history;

C.	for a non-Contract generic product, the price will be the lowest price paid by Thrifty over the past twelve (12) months for the same item;
D.	for a non-Contract product purchased more than twelve (12) months prior to the date the RA is created, the manufacturer’s/vendor’s published acquisition cost (exclusive of cash discounts) on the date the RA was created.
6.	Shortages

Thrifty must notify [*] of any shortages or overages within five (5) business days. [*] will refund Thrifty in the form of a credit for any shortages provided that Thrifty provides the applicable invoice number and any claim is submitted within five (5) business days. Claims filed after five (5) business days, or claims with no invoice, will not be considered.

7.	Notification of Changes

This Policy is subject to change by [*] with thirty (30) days’ notice to Thrifty; provided that [*] may within its sole and absolute discretion, immediately make any change needed in order to comply with any applicable federal and/or state law, rule, regulation, FDA or other regulatory guideline